Exhibit 99.1

Cirrus Logic Receives Nasdaq Notice Regarding Delayed Filing of Form 10-Q


    AUSTIN, Texas--(BUSINESS WIRE)--Nov. 15, 2006--Cirrus Logic Inc. (Nasdaq:CRUS) today announced that it received on November 10, 2006 a Nasdaq Staff Determination letter stating that the company is not in compliance with the continued listing requirements of Nasdaq Marketplace Rule 4310(c)(14) because it has not timely filed with the Securities and Exchange Commission (the "SEC") its Quarterly Report on Form 10-Q for the quarter ended Sept. 23, 2006. The company plans to request a hearing before a Nasdaq Listing Qualifications Panel (the "Panel") to review the Staff Determination. Pending a decision by the Panel, shares of Cirrus Logic's common stock will continue to be listed on the Nasdaq Global Select Market.

    As previously announced, Cirrus Logic's Board of Directors has formed a Special Committee to voluntarily review the company's historical stock option granting practices and related accounting matters. Although the timeframe for completing the Special Committee's internal review is uncertain, Cirrus Logic remains committed to resolving these issues as quickly as possible. The company plans to file with the SEC its Form 10-Q for the second quarter of fiscal year 2007 as soon as practicable following the conclusion of the Special Committee's review.

    Cirrus Logic, Inc.

    Cirrus Logic develops high-precision, analog and mixed-signal integrated circuits for a broad range of consumer and industrial markets. Building on its diverse analog mixed-signal patent portfolio, Cirrus Logic delivers highly optimized products for consumer and commercial audio, automotive entertainment and industrial applications. The company operates from headquarters in Austin, Texas, with offices in Europe, Japan and Asia. More information about Cirrus Logic is available at www.cirrus.com.

    Safe Harbor Statement:

    Except for historical information contained herein, the matters set forth in this news release contain forward-looking statements, including our expectations with regards to the Company's on-going review of historical stock option granting practices and related accounting matters. In some cases, forward-looking statements are identified by words such as we "expect," "anticipate," "target," "project," "believe," "goals," "estimates," and "intend," variations of these types of words and similar expressions are intended to identify these forward-looking statements. In addition, any statements that refer to our plans, expectations, strategies or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, the timing and outcome of the Special Committee's review, the conclusions of the Special Committee resulting from that review, any adverse tax or accounting adjustments resulting from the review, and the risk factors listed in our Form 10-K for the year ended March 25, 2006, and in our other filings with the SEC, which are available at www.sec.gov.

    Cirrus Logic and Cirrus are trademarks of Cirrus Logic Inc.

    CONTACT: Cirrus Logic Inc., Austin
             Investor Contact:
             Thurman K. Case, 512-851-4000
             Acting Chief Financial Officer
             InvestorRelations@cirrus.com